Exhibit 14

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the incorporation by reference into the Statement of Additional Information constituting part of this Registration Statement on Form N-14 ("Registration Statement") of our reports dated January 19, 1996 relating to the financial statements and financial highlights of Bull & Bear Quality Growth Fund and Bull & Bear U.S. and Overseas Fund. We also consent to the incorporation by reference of our report into the Prospectus/Proxy Statement constituting part of the Registration Statement and to the references to our firm in the Registration Statement.



                             TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
February 14, 1996